Exhibit 3.4

Certificate of change

(Pursuant to NRS 78.209)

Document Number: 20150060639-02

Filing Date and Time: February 9, 2015, 11:08 AM

Entity Number: E0847592005-1

Certificate of change filed pursuant to NRS 78.209

For Nevada Profit Corporations

1.	Name of corporation: Pacific Oil Co.

2.	The Board of Directors have adopted a resolution pursuant to NRS 78.209 and have obtained any required approval of the stockholders.

3.	The current number of authorized shares and the par value, if any, of each class or series, if any, of shares before the change:

Common: $0.001 par value – 300,000,000 common shares

4.	The number of authorized shares and the par value, if any, of each class or series, if any, of shares after the change:

Common: $0.001 par value – 300,000,000 common shares

5.	The number of shares of each affected class or series, if any, to be issued after the change in exchange for each issued share of the same class or series:

300,404 for 60,080,733 common shares

6.	The provisions, if any for the issuance of fractional shares, or for the payment of money or the issuance of scrip to stockholders otherwise entitled to a fraction of a share and the percentage of outstanding shares affected thereby:

Round up

7.	Effective date and time of filing: (optional)

8.	Signature: required

/s/ Anthony Sarvucci, CEO